Exhibit 3.4

MEDICAL INDUSTRIES OF THE AMERICAS INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Medical Industries of the Americas Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows.

1. The name of this corporation is Medical Industries of the Americas Inc. This corporation was incorporated pursuant to the General Corporation Law on December 29, 2017.

2. The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3. Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on August 30, 2023.

By:	/s/ Abraham Summers
Name:	Abraham Summers
Title:	President

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MEDICAL INDUSTRIES OF THE AMERICAS INC.

Article I. NAME

Section 1.01 Name. The name of the corporation is Medical Industries of the Americas Inc. (the “Corporation”).

Article II. REGISTERED AGENT

Section 2.01 Registered Agent. The address of its registered office in the State of Delaware is 2140 S. Dupont Highway, City of Camden, County of Kent, Delaware 19934. The name of the Corporation’s registered agent at such address is Paracorp, Incorporated.

Article III. PURPOSE

Section 3.01 Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it currently exists or may hereafter be amended.

Article IV. CAPITALIZATION

Section 4.01 Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is one hundred twenty five million (125,000,000) shares (consisting of (a) one hundred million (100,000,000) shares of common stock (the “Common Stock”), par value $0.001 per share and (b) 25,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).).

Section 4.02 Provisions Relating to Common Stock.

(a)	Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), each share of Common Stock shall have identical rights and privileges in every respect. Common Stock. Except as may otherwise be required by this Certificate of Incorporation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters which the stockholders are entitled to vote, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which the stockholders are entitled to vote. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters.

Section 4.03 Forward Split. Effective March 8, 2019 (the “Effective Date”), every one share of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall, automatically and without any action on the part of the respective holders thereof, be split into five shares of Common Stock (the “New Common Stock”). The par value of the shares of Common Stock shall remain unchanged. Each stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock shall thereafter automatically and without the necessity of presenting the same for exchange, represent that number of shares of the New Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been split.”

Section 4.04 Provisions Relating to Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by the applicable law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designations pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and relative participating option or other rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of the majority of stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate establishing a series of Preferred Stock.

Article V. STOCKHOLDER ACTION

Section 5.01 Written Consents. Any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Article VI. LIMITATION OF DIRECTOR LIABILITY

Section 6.01 Limitation of Director Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. Any amendment, repeal or modification of this Article VI shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Article VII. AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 7.01 Amendments. The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

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Article VIII. FORUM SELECTION

Section 8.01 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each case, subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, the provisions of this Article VIII will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and provided, further, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

Nothing herein contained shall be construed to preclude stockholders that assert claims under the Securities Act of 1933, as amended, or any successor thereto or the Securities Exchange Act of 1934, as amended, from bringing such claims in state or federal court, subject to applicable law.

If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the Personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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